Exhibit 5.1

                   [Calfee, Halter & Griswold LLP Letterhead]


                                January 14, 2000


Elcom International, Inc.
10 Oceana Way
Norwood, Massachusetts 02602

         We are familiar with the proceedings taken by Elcom International, Inc., a Delaware corporation (the "Company"), with respect to 3,603,418 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), consisting of (i) up to 2,500,000 shares of Common Stock (the "Shares") issuable from time to time, under certain circumstances, to Cripple Creek Securities, LLC, a Delaware limited liability company ("Cripple Creek"), pursuant to the terms of the Structured Equity Line Flexible Financing Agreement (the "Equity Line Agreement"), dated as of December 30, 1999, between the Company and Cripple Creek, (ii) up to 750,000 shares of Common Stock issuable upon exercise of warrants (the "Cripple Creek Warrants") issuable to Cripple Creek pursuant to the Equity Line Agreement and (iii) up to 353,418 shares of Common Stock issuable upon exercise of warrants (together with the Cripple Creek Warrants, the "Warrants") issued to Wit Capital Corporation in connection with its activities as financial advisor to the Company (the shares of Common Stock issuable to Cripple Creek or Wit Capital Corporation upon exercise of the Warrants are hereinafter referred to as "Warrant Shares"). As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares and the Warrant Shares under the Securities Act of 1933, as amended.

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that (i) the Shares, when issued and delivered against payment therefor all in accordance with the terms of the Equity Line Agreement, will be duly authorized, validly issued, fully paid and non-assessable and (ii) the Warrant Shares, when issued and delivered against payment therefor all in accordance with the terms of the Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

         This opinion is limited to the General Corporation Law of the State of Delaware, and we express no view as to the effect of any other law on the opinions set forth herein. In rendering this opinion, we have assumed, without independent verification, the truth and accuracy of all of the representations and warranties in the Equity Line Agreement and the Warrants.

         This opinion is intended solely for your use in connection with the filing of the Registration Statement with respect to the Shares and the Warrant Shares, and may not be reproduced, filed publicly or relied upon by any other person for any purpose without the express written consent of the undersigned.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to us under the caption "Validity of Shares" in the Prospectus comprising part of the Registration Statement.

                                          Very truly yours,

                                          /s/ CALFEE, HALTER & GRISWOLD LLP

                                          CALFEE, HALTER & GRISWOLD LLP